EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-3 (Registration No. 333-44336); Form S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333-91366) of our report dated March 26, 2010 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the years ended December 31, 2009, 2008 and 2007, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

/s/ Plante & Moran, PLLC
Grand Rapids, Michigan
March 30, 2010